Exhibit 99.2

bluebird bio Presents New Data Demonstrating Long-Term Transfusion Independence and Safety for LentiGlobin™ Gene Therapy for β-thalassemia (betibeglogene autotemcel) at 61st ASH Annual Meeting and Exposition

More than four years of durable transfusion independence (TI), stable total hemoglobin (Hb) levels and reduced liver iron concentrations in completed Phase 1/2 Northstar (HGB-204) study in patients who do not have a β0/β0 genotype

Ninety percent of evaluable patients who do not have a β0/β0 genotype achieved TI, with median average total Hb levels of 12.2 g/dL in Phase 3 Northstar-2 (HGB-207) study

In ongoing Phase 3 Northstar-3 (HGB-212) study in patients with β0/β0 genotype or IVS-I-110 mutation, the two patients evaluable for TI achieved it with Hb levels of 13.2 g/dL and 10.4 g/dL at last visit

Nine of 11 patients with at least six months of follow-up in HGB-212 have not had a transfusion for at least three months

CAMBRIDGE, Mass.— (BUSINESS WIRE)— December 9, 2019 - bluebird bio, Inc. (Nasdaq: BLUE) announced new data from ongoing studies of LentiGlobin™ gene therapy for β-thalassemia (betibeglogene autotemcel) in pediatric, adolescent and adult patients who have transfusion-dependent β-thalassemia (TDT), including results from the Phase 3 Northstar-3 (HGB-212) study in patients with a β0/β0 genotype or IVS-I-110 mutation, and the Phase 3 Northstar-2 (HGB-207) study in patients who do not have a β0/β0  genotype. These data, as well as updated results reflecting up to five years of follow-up from the completed Phase 1/2 Northstar (HGB-204) study, were presented at the 61st American Society of Hematology (ASH) Annual Meeting and Exposition in Orlando, Florida.

As of the data cutoff presented today, 52 pediatric, adolescent and adult patients with TDT who do not have a β0/β0 genotype or have a β0/β0 genotype have been treated with LentiGlobin for β-thalassemia in the Northstar, Northstar-2 and Northstar-3 studies.

“The results from our clinical studies of LentiGlobin for β-thalassemia support its potential benefits and consistent safety profile across a broad range of TDT genotypes and patient populations, including pediatric patients, with the longest duration of follow-up now extending beyond five years,” said David Davidson, M.D., chief medical officer, bluebird bio. “Importantly, patients have achieved and maintained transfusion independence, with improvements in multiple markers of bone marrow red blood cell production, as well as reductions in iron overload. These outcomes demonstrate the long-term disease-modifying potential of LentiGlobin for people living with TDT.”

TDT is a severe genetic disease caused by mutations in the β-globin gene that result in reduced or significantly reduced hemoglobin (Hb). In order to survive, people with TDT maintain Hb levels through lifelong chronic blood transfusions. These transfusions carry the risk of progressive multi-organ damage due to unavoidable iron overload.

LentiGlobin for β-thalassemia was designed to address the underlying genetic cause of TDT by adding functional copies of a modified form of the β-globin gene (βA-T87Q-globin gene) into a patient’s own hematopoietic (blood) stem cells (HSCs). bluebird bio’s clinical development program for LentiGlobin for β-thalassemia includes studies across patient genotypes, including those who do not have a β0/β0 genotype, as well as those with a β0/β0 genotype.

“Blood transfusions, while necessary, result in unavoidable iron overload, which can cause multi-organ damage. These infusions also have an impact on patients and their families’ lives,” said Ashutosh Lal, M.D., UCSF Benioff Children’s Hospital, Oakland, Calif. “It’s encouraging to see that adult, adolescent and pediatric patients with various genotypes in the LentiGlobin for β-thalassemia clinical trials have achieved and continue to maintain transfusion independence.”

Northstar (HGB-204) Efficacy

As of June 12, 2019, data from up to five years (median 44.9; min–max: 34.8–61.3 months) of follow-up from the completed Phase 1/2 Northstar (HGB-204) study show durable transfusion independence (TI) and stable HbAT87Q levels in patients who achieved TI. TI is defined as weighted average Hb ≥ 9 g/dL without red blood cell (RBC) transfusions for more than 12 months.

Eight of 10 treated patients who did not have a β0/β0 genotype achieved and continued to maintain TI for up to 51.3 months as of the data cutoff, with a median weighted average Hb during TI of 10.3 g/dL. Transfusion volumes were reduced by 79% and 52% in the two patients who did not achieve TI.

In patients who have a β0/β0 genotype (n=8), three of eight achieved and continued to maintain TI with a current duration up to 30.4 months as of the data cutoff, and a median weighted average Hb during TI of 9.9 g/dL.

Among patients who achieved TI, a decrease in markers of iron burden, including liver iron concentration, serum ferritin and transferrin saturation, were observed over time. Liver iron concentrations began to decrease in eight of the 11 patients who achieved TI, with the largest decrease observed in patients who had 48 months of data available (n=7). A median 44% reduction (min–max: 17%–83%) was reported in these seven patients.

Northstar-2 (HGB-207) Efficacy

As of June 12, 2019, 21 of 23 patients were treated and have been followed for a median of 11.6 months. These patients ranged in age from 8 to 34 years, including six pediatric (<12 years) and 15 adolescent/adult (≥12 years) patients. Three patients with more than 24 months of follow-up are enrolled in the long-term follow-up study LTF-303.

Ninety percent (9/10) of patients evaluable for TI had achieved it, with median weighted average Hb levels of 12.2 g/dL (min–max: 11.4–12.8 g/dL) during TI. All nine patients continued to maintain TI for a median duration of 15.2 months (min–max: 12.1–21.3 months) as of the data cutoff.

Ninety percent (18/20) of patients with at least five months of follow-up had not received a transfusion for at least 3.5 months and total Hb was near normal in most, with the median total Hb at Months 6, 12 and 18 at 11.5 (n=17), 12.3 (n=11) and 12.2 g/dL (n=8), respectively. HbAT87Q levels were stable over time: 8.7 g/dL at Month 6; 9.3 g/dL at Month 12; and 9.4 g/dL at Month 18.

In an exploratory analysis, bone marrow from nine patients who had reached 12 months of follow-up and were transfusion independent was evaluated for myeloid to erythroid ratio. A low myeloid to erythroid ratio is a key feature of abnormal bone marrow RBC production that is characteristic of patients with TDT.

In all nine patients, an increase in the myeloid to erythroid ratio was observed, suggesting improvement in bone marrow RBC production. A trend toward normalization of soluble transferrin receptor, a marker of RBC production, and reticulocyte counts, a marker of hemolysis or RBC destruction, was also observed. The trend toward normalization in RBC production supports the disease-modifying potential of LentiGlobin for β-thalassemia for patients with TDT.

Northstar-3 (HGB-212) Efficacy

As of September 30, 2019, 13 patients (eight β0/β0, two β0/IVS-I-110, three homozygous IVS-I-110 genotypes) were treated and had a median follow-up of 8.8 months (min–max: 2.5–20.0 months). Median age at enrollment was 17 years of age (min–max: 7–33 years); four patients were under 12 years of age.

Two patients had at least 12 months of follow-up and were evaluable for TI. Both patients, one patient with a β0/β0 genotype and one pediatric patient with a β0/IVS-I-110 genotype, achieved TI, and continued to maintain it with Hb levels of 13.2 g/dL and 10.4 g/dL, respectively, at last visit.

In addition, nine of 11 patients with at least six months of follow-up did not receive a transfusion for more than three months as of last follow-up. In these patients, total Hb levels ranged from 8.3–14.2 g/dL at last visit.

LentiGlobin for β-thalassemia Safety

Non-serious adverse events (AEs) observed during the HGB-204, HGB-207 and HGB-212 clinical studies that were attributed to LentiGlobin for β-thalassemia were hot flush, dyspnoea, abdominal pain, pain in extremities, thrombocytopenia, leukopenia, neutropenia and non-cardiac chest pain. One serious adverse event (SAE) of thrombocytopenia was considered possibly related to LentiGlobin for β-thalassemia for TDT.

Additional AEs observed in clinical studies were consistent with the known side effects of HSC collection and bone marrow ablation with busulfan, including SAEs of veno-occlusive disease.

With more than five years of follow-up to date, there have been no new unexpected safety events, no deaths, no graft failure and no cases of vector-mediated replication competent lentivirus or clonal dominance. In addition, there have been no new reports of veno-occlusive liver disease (VOD) as of the data cutoff presented at ASH.

About LentiGlobin for β-Thalassemia (betibeglogene autotemcel)

The European Commission granted conditional marketing authorization for LentiGlobin for β-thalassemia, to be marketed as ZYNTEGLO™ (autologous CD34+ cells encoding βA-T87Q-globin gene) gene therapy, for patients 12 years and older with TDT who do not have a β0/β0 genotype, for whom hematopoietic stem cell (HSC) transplantation is appropriate, but a human leukocyte antigen (HLA)-matched related HSC donor is not available.

TDT is a severe genetic disease caused by mutations in the β-globin gene that result in reduced or significantly reduced hemoglobin (Hb). In order to survive, people with TDT maintain Hb levels through lifelong chronic blood transfusions. These transfusions carry the risk of progressive multi-organ damage due to unavoidable iron overload.

LentiGlobin for β-thalassemia adds functional copies of a modified form of the β-globin gene (βA-T87Q-globin gene) into a patient’s own hematopoietic (blood) stem cells (HSCs). Once a patient has the βA-T87Q-globin gene, they have the potential to produce HbAT87Q, which is gene therapy-derived hemoglobin, at levels that may eliminate or significantly reduce the need for transfusions.

The conditional marketing authorization for ZYNTEGLO is only valid in the 28 member states of the EU as well as Iceland, Liechtenstein and Norway. For details, please see the Summary of Product Characteristics (SmPC).

The U.S. Food and Drug Administration granted LentiGlobin for β-thalassemia Orphan Drug status and Breakthrough Therapy designation for the treatment of TDT.

By the end of 2019, bluebird bio plans to initiate rolling submission of a Biologics Licensing Application (BLA) of LentiGlobin for β-thalassemia in the U.S. for the treatment of patients with TDT who do not have a β0/β0 genotype. bluebird bio is engaged with the FDA in discussions regarding the requirements and timing of the various components of the rolling BLA submission and, subject to these ongoing discussions, the company is currently planning to complete the BLA submission in the first half of 2020.

LentiGlobin for β-thalassemia continues to be evaluated in the ongoing Phase 3 Northstar-2 and Northstar-3 studies. For more information about the ongoing clinical studies, visit www.northstarclinicalstudies.com or clinicaltrials.gov and use identifier NCT02906202 for Northstar-2 (HGB-207), NCT03207009 for Northstar-3 (HGB-212).

bluebird bio is conducting a long-term safety and efficacy follow-up study (LTF-303) for people who have participated in bluebird bio-sponsored clinical studies of LentiGlobin for β-thalassemia. For more information visit:  https://www.bluebirdbio.com/our-science/clinical-trials or clinicaltrials.gov and use identifier NCT02633943 for LTF-303.

About bluebird bio, Inc.

bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders including cerebral adrenoleukodystrophy, sickle cell disease, β-thalassemia and multiple myeloma, using three gene therapy technologies: gene addition, cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash.; Durham, N.C.; and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram and YouTube.

ZYNTEGLO, LentiGlobin, and bluebird bio are trademarks of bluebird bio, Inc.

The full common name for ZYNTEGLO: A genetically modified autologous CD34+ cell enriched population that contains hematopoietic stem cells transduced with lentiviral vector encoding the βA-T87Q-globin gene.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s views with respect to the potential for LentiGlobin to treat transfusion-dependent β-thalassemia (TDT). Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin to treat TDT will not continue or be repeated in our ongoing or planned clinical trials or in the commercial context, risks that the current or planned clinical trials of our product candidates will be insufficient to support future regulatory submissions or to support marketing approval in the US, the risk that the ability to submit and obtain approval of a BLA is ultimately an FDA review decision and the FDA may impose additional requirements before we can submit or obtain approval of a BLA, or before we are able to treat patients in the commercial context, and the risk that any one or more of our product candidates, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

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